Exhibit 16

August 23, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the first, second and fourth paragraphs included in Item 4.01 of Form 8-K of PLC Systems, Inc. dated August 23, 2010, expected to be filed with the Securities and Exchange Commission on August 23, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

CATURANO AND COMPANY, INC.

Boston, Massachusetts

80 City Square  Boston, MA 02129-3742  P 617.912.9000  F 617.912.9001  www.caturano.com

Assurance • Business Risk & Controls • Tax • Management & Technology Consulting • Wealth Management

An Independent Member of Baker Tilly International